Exhibit 10.56

KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306
November 25, 2008
Peter Hancock
85 Brevoort Lane
Rye, NY 10580
Dear Peter:
On behalf of KeyCorp and its affiliates (“KeyCorp or “Key”) we are delighted to extend you our offer of employment as Vice Chair, KeyCorp reporting directly to me. In this role you will also be a member of my Senior Staff, the Management Committee as well as the Company’s Executive Council. The term of this agreement shall be for the period commencing upon your employment and ending December 31, 2009, except as otherwise expressly provided herein.
Base Salary: $525,000 per annum, payable biweekly, which will be prorated for 2008 based on your start date.
Sign-On Bonus: You will receive a Sign-On Bonus in the amount of $1,250,000 less applicable withholding, which will be deposited into your KeyBank account on or before December 31, 2008.
•	Should you voluntarily terminate your employment with Key or should Key terminate your employment for Cause on or before June 30, 2009, you agree that you will immediately repay to Key the amount of $1,250,000 within 60 days following your termination date.

•	Should you voluntarily terminate your employment with Key or should Key terminate your employment for Cause after June 30, 2009 but on or before December 31, 2009, you agree that you will immediately repay to Key the amount of $625,000 within 60 days following your termination date.
For the sake of clarification, the Sign-On Bonus is not a relocation expense reimbursement and, except as provided in this paragraph, shall not be subject to repayment to Key.
Definition of “Cause”: For purposes of this offer letter, the term “Cause” shall mean any of the following occurrences:
(a)	Hancock commits a felony or another crime involving moral turpitude or dishonesty as determined by a majority of Key’s Board of Directors;

Peter Hancock
November 25, 2008

(b)	Hancock commits an act or series of acts in violation of Key’s Code of Ethics in the course of his employment that are materially contrary to the best interests of Key as determined by a majority of Key’s Board of Directors;

(c)	Key has been ordered or directed by any federal or state regulatory agency or authority with jurisdiction to terminate or suspend Hancock’s employment, and notwithstanding the best efforts of Key to oppose the order or directive, the order or directive has become final; provided, however, that if such order or directive is not the result of any action by Hancock for which he is at fault as determined by a majority of Key’s Board of Directors any termination pursuant to such order or directive shall not be deemed Cause.

(d)	Hancock continues to violate his obligation not to engage in activities which are competitive to Key for more than ten (10) days after Key’s Board of Directors, following a determination that Hancock was engaging in such activities based on a vote to this effect by a majority of the Board, advised him in writing to cease those activities; or

(e)	Other than for normal vacations or disability, a majority of Key’s Board of Directors has determined that Hancock has abandoned and consistently failed to attempt to attend to his duties and responsibilities as reasonably specified from time to time by Key’s Chief Executive Officer for twenty (20) days after being advised in writing of that failure.
Annual Incentive Compensation Plan: Under the terms and conditions of the Annual Incentive Plan (“STIC Plan”), your annual incentive target award will be $1,500,000 (but you may earn more or less based on your individual performance, the overall performance of your business unit, and Key’s performance). Subject to the limitations outlined below, for 2009 you will receive a minimum incentive award of $1,500,000 under the STIC Plan. For the 2009 Plan year, the annual incentive award will be paid to you in two (2) installments, the first installment of $750,000 will be paid to you on December 11, 2009 and the second installment of the balance (not less than $750,000) will be paid to you on March 5, 2010, provided that neither of the following has occurred on or prior to the payment date for the applicable installment: (i) your voluntary termination of employment or (ii) termination of your employment by KeyCorp for Cause.
Annual Incentive Deferral: Please note that since your annual incentive award exceeds $100,000 (including the 2009 STIC award payable in two (2) installment payments), a percentage of the incentive award will be paid to you in a single cash payment and a percentage of the incentive award will be paid to you in the form of time-lapsed restricted shares. Because time-lapsed restricted shares are subject to a three-year graded vesting period (1/3 each year), there will be no tax consequences on the value of the time-lapsed restricted shares granted to you until after they have vested. Please refer to the Annual

Peter Hancock
November 25, 2008

Incentive Restricted Stock Program Overview and the KeyCorp 2004 Equity Compensation Plan, (the “Equity Plan”), for additional details.
Deferred Savings Plan: You are eligible to participate in, and to defer a portion of your incentive award to the Deferred Savings Plan, (the “Deferred Plan”). If you are interested in deferring a portion of your 2009 incentive compensation award to the Deferred Plan, Section 409A (see Code Section 409A) requires that you complete your deferral election at the same time that you execute this offer letter. For your convenience, I have enclosed a Summary of the Deferred Plan and the necessary Deferral Election Form. Please be certain to return this form with your executed offer letter. If you have any questions about the Deferred Plan or the deferral election form, please call Maureen McGowan-Hansen at 216-689-5126. If you do not elect to defer your incentive award at this time, you may not defer your 2009 incentive award at a later time. Additional information about the Deferred Plan is provided below.
Also please understand that if you are interested in deferring any portion of your 2009 base salary to the Deferred Plan, please note that Section 409A of the Internal Revenue Code requires that you complete your deferral election at the same time that you execute this letter. If you fail to timely return your Deferral Election Form, you may not elect to defer your 2009 base salary at a later time.
Long-Term Incentive Compensation Program: You are eligible to participate in the Long-Term Incentive Compensation Program (“LTIC”) beginning in 2009. Your annual 2009 LTIC award shall be no less than $1,500,000.00, which is delivered 50% as Restricted Stock [1/2 Time-Lapsed Restricted Stock and 1/2 Cash-Performance Shares (meaning phantom Performance-Based Restricted Stock payable in cash )] and 50% as Stock Options. Your 2009 Restricted Stock Award and your Stock Option Award will be granted at the regularly scheduled February 2009 meeting of the Compensation and Organization Committee.
The Restricted Stock has a 3 year cliff vest and, upon vesting, the shares will be automatically released free of all restrictions. The net shares (after taxes are paid) will be deposited into an account set up in your name at Computershare Investor Services, KeyCorp’s transfer agent.
The stock options are subject to a 3-year graded vesting requirement, with one-third vesting per year on the anniversary of the grant date. Your option grant will be fully vested in three years from the grant date, with a ten-year life. The exercise price of the options and the number of restricted shares are determined by the closing price (final price) at which KeyCorp Common Stock is traded on the grant date. All Restricted Stock and Stock Option awards are discretionary, subject to the approval of the Compensation & Organization Committee of KeyCorp’s Board of Directors (that Committee has already determined that for 2009 your awards will be as outlined above) and are presently granted in accordance with the Equity Plan, which includes a clawback requirement should you engage in any “harmful activity” (Section 17 of the Equity Plan).

Peter Hancock
November 25, 2008

Also please understand that your Restricted Stock Award is contingent upon your acceptance of the terms and conditions of the KeyCorp Award of Restricted Stock Agreement, which includes restrictions relating to non-public information, intellectual property, and non-hire and non-solicit, respectively, of Key’s employees and customers. A copy of Section 17 is enclosed.
If KeyCorp Terminates Your Employment Prior to Applicable Payment or Vesting Date. In the event that you are terminated by KeyCorp (other than for Cause) prior to March 5, 2010, you will receive as a separation benefit (i) the balance (if any) of your unpaid base salary through December 31, 2009, (ii) the payment of any unpaid amount included in the cash portion and the full vesting of all shares included in the restricted share portion, of any installment of your STIC award for 2009, (iii) full vesting in your 2009 Restricted Stock Award (or if termination precedes your receiving the award you will be paid $750,000 in cash in lieu of such award), (iv) full vesting in your 2009 Stock Option Award (or if termination precedes your receiving the award you will be paid cash in lieu of such award of $750,000), and (v) the balance (if any) of your Sign-On Bonus to the extent not previously paid. To the extent that any portion of this separation benefit is payable in cash, it will be paid to you as soon as administratively practicable after, but in any event by no later than the 30th day following, the date of your termination of employment from KeyCorp. To the extent this separation benefit consists of vesting, you will vest as of your employment termination date, in your Time Lapsed Restricted Stock and Stock Option Awards and in all restricted shares included in any installment of your 2009 STIC award. Please note that this separation benefit, as set forth in this paragraph, is in lieu of any other separation benefits to which you may be entitled (including without limitation any benefit under the KeyCorp Separation Pay Plan). In the event you are entitled to such separation benefit, you will be required to execute, prior to the payment of any such separation benefit, a Release Agreement with KeyCorp in the form attached hereto as Exhibit A.
Notwithstanding the foregoing, however, if your termination occurs in conjunction with a Change of Control of KeyCorp (as that term is defined in your Change of Control Agreement), the provisions of your Change of Control Agreement (and not this offer letter) will control the compensation and benefits to be paid to you upon your termination, including the time and form of payment of such benefits; provided, however, that in the event the Change of Control occurs during 2009, in no event will the economic benefit provided to you under the Change of Control Agreement be less than the economic benefit you would have been entitled to under this offer letter if you had been terminated without Cause during 2009 in the absence of a Change of Control.
Change of Control: You and KeyCorp will enter into a change of control agreement at the time of commencement of your employment, the features of which have been approved for new senior executive officers. A copy of the change of control agreement has been provided to you. Your change of control agreement has been modified to conform with the recently enacted requirements mandated under the Emergency Economic Stabilization Act, which specifically prohibits KeyCorp’s payment of any “golden parachute” upon a senior executive officer’s “involuntary termination” from

Peter Hancock
November 25, 2008

KeyCorp. Please note, however, that the change of control agreement may be subject to further modification to the extent required in order to comply with the Emergency Economic Stabilization Act.
Relocation: You are authorized to participate in Key’s Executive Homeowner Program, subject to certain limitations within that program. You will be required to sign a relocation repayment agreement with Key’s provider, Cartus, prior to your relocation being funded. For purposes hereof, Cause used in such relocation repayment agreement shall have the same meaning as Cause in this offer letter. A copy of your Executive Homeowner Program Policy Guide, revised November 24, 2008 and your relocation repayment agreement are attached hereto as Exhibit B.
Home Visits: From December 1, 2008 through August 31, 2009, you will be eligible to receive reimbursement under Key’s policy for home visits up to four (4) times per month. In lieu of one home visit per month, your spouse and dependent children will be provided a visit to the Cleveland area one (1) time per month. The benefit provided in this paragraph shall terminate on the earlier of August 31, 2009 or as of your relocation to the Cleveland area.
Executive Perquisites: You will be eligible for the following:
•	As a new leader within Key, you participate in the Executive Health Program at the Cleveland Clinic. This program provides comprehensive diagnostic and preventative medical services to assess, address and optimize your health. The goal of the program is to target and reduce health risks, promote wellness, discover potential health problems and to facilitate prompt and expert treatment of any conditions detected. Additional information about the program and details on how to schedule the exam will be provided to you from the Executive Compensation & Benefits team. The amount of the benefit is subject to income tax and will be grossed-up in your taxable wages for reporting purposes.

•	You are also eligible to receive customized, executive-level services from KeyCorp’s Private Banking team — which provides best-in-class banking, trust and investing capabilities. A Financial advisor will be contacting you soon to discuss your financial needs and objectives, and also to address any transition items — such as 401k rollover from your previous employer — that you may have. All fees for banking and investment related services will be in accordance with Key’s policies for senior level executives.

•	You are also eligible to take advantage of tax consulting, tax preparation and estate planning up to $5,000 annually. The amount of the reimbursement is subject to income tax and will be added to your taxable wages for reporting purposes.

•	Membership in one luncheon club in Cleveland. The company will pay any initiation fees, if required, and your monthly dues and any assessments. Reimbursement for these expenses will automatically be made through payroll and will be grossed-up for tax purposes.

Peter Hancock
November 25, 2008

•	Membership in one corporate country club in Cleveland. The company will pay any initiation fees, if required, and your monthly dues and any assessments. Reimbursement for these monthly expenses will automatically be made through payroll and will be grossed-up for tax purposes.

•	Initiation fees in a personal country club, if you desire. Any subsequent expenses (i.e., monthly dues, assessments, personal expenses, annual fees) will be paid by you. Business related expenses for business entertainment purposes at the above clubs will be reimbursed through our expense reimbursement process.
Code Section 409A: It is intended that this offer letter comply with the applicable provisions of section 409A of the Internal Revenue Code and the regulations, rulings, notices and other guidance issued by the Internal Revenue Service thereunder (herein collectively referred to as “Section 409A”), and this offer letter shall be administered in a manner consistent with this intent. Notwithstanding any provision of this offer letter to the contrary, in the event of your termination while a “Specified Employee” within the meaning of Section 409A and if any payment or benefit hereunder is determined to constitute a “deferral of compensation” subject to Section 409A after taking into account all exceptions applicable to such payment or benefit under Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until the first business day after (i) the expiration of six months from the date of your “separation from service” as such phrase is defined for purposes of Section 409A or (ii) if earlier, the date of your death, (such earlier date, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.
In addition, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this offer letter is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement , or in-kind benefits to be provided, hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, hereunder in any other calendar year; (ii) reimbursement of any such expense shall be made as soon as administratively practicable after your written request therefore accompanied by any required documentation has been submitted to KeyCorp, but in any event by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
Payment Limitation: Except in the case of compensation and benefits paid or earned in respect of your services rendered in 2009 (including, without limitation, your 2009 STIC award and the 2009 Restricted Stock and Stock Option Awards) which shall be subject to terms set out above in this offer letter, throughout your employment at Key, please note that:

Peter Hancock
November 25, 2008

(A)	your eligibility for base salary, incentive compensation, bonuses, and other compensation and benefits set forth in this letter is conditioned upon (i) your continuing acceptable job performance and (ii) your continuing and active employment in substantially the same position for which you are currently being hired, and

(B)	in the event that you are not performing in an acceptable manner or you are not in such active employment at the time such amounts become due and payable, Key shall have no obligation to pay such amounts to you;
provided, however, that the provisions of clauses (A) and (B) of this paragraph shall be applied to you on a basis no less favorable than those applied to other senior executives at KeyCorp at and above your level.
As an employee you will be eligible for the following Key benefits:
•	Participation in the 401(k) and retirement plan in accordance with plan documents.

•	Enrollment in Medical, Dental, Vision, Life and other insurance plans according to Key policy and coverage limits (coverage begins the first of the month following employment).

•	In accordance with policy, beginning in 2009 you will be eligible for 25 days of paid time off (PTO).

•	Additional benefits are outlined in the New Employee Resources Guide, which will be mailed to your home under separate cover. (Key reserves the right to revise benefits at any time to comply with regulatory changes and/or changes in Key policies).
This letter sets out the complete terms of our offer to you and shall not be construed as a contract of employment for a fixed period of time unless expressly stated to the contrary herein. Throughout your employment at Key, you are an “at-will” employee. Key reserves the right to terminate your employment at any time; likewise, you are free to terminate your employment with Key at any time. Please signify your acceptance of our offer by no later than November 25, 2008 or this offer is void. Please sign and date this letter in the spaces provided below, return it and keep a copy of this letter for your records. This letter may be executed in counterparts and by facsimile signature, and each as well as electronic transmissions thereof shall be treated as an original.
Indemnification: You will be eligible for indemnification by KeyCorp as reflected in its then current Code of Regulations.

Peter Hancock
November 25, 2008

Applicable Law: Applicable Law shall be that of the State of Ohio without reference to the principles of conflicts of law, except that this offer letter and your rights hereunder shall also be subject to the applicable provisions of the Emergency Economic Stabilization Act.
Anything herein to the contrary notwithstanding, the respective rights and obligations of the parties under this offer letter shall survive any expiration or termination of the term of this offer letter to the extent such rights or obligations are in existence at the time of such expiration or termination and by their express terms are to be performed thereafter.
This letter supersedes any previous oral or written communications regarding your employment with Key.
Peter, we look forward to having you join us and look forward to a mutually beneficial and rewarding relationship.
Sincerely,
Henry L. Meyer III
Chairman & Chief Executive Officer
KeyCorp

AGREED TO:

/s/ Peter Hancock	November 25, 2008
Peter Hancock	Date